Exhibit 8.1

                                                September 24, 1997



Fort James Corporation
120 Tredegar Street
Richmond, Virginia 23219

Gentlemen:

         You have requested our opinion with respect to certain federal tax matters in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by Fort James Corporation, a Virginia corporation (the "Company"), with the Securities and Exchange Commission pursuant to Rule 462(b) for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the offering of up to $120,000,000 aggregate issue price of the Company's debt securities (the "Debt Securities"). We have previously issued our opinion with respect to the offering of $600,000,000 aggregate issue price of the Company's debt securities constituting a part of the same offering and registered on a Registration Statement on Form S-3 dated May 2, 1994, as amended by Post-Effective Amendment No. 1 dated
July 3, 1997.

         We have reviewed the statements incorporated in the Registration Statement under the heading "United States Taxation" and hereby advise you that such statements, insofar as they are or refer to statements of United States law or legal conclusions relating thereto, are accurate in all material aspects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Taxation" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                Very truly yours,

                                MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.